Exhibit 99.1

News Release

Corporate Headquarters

P.O. Box 269

San Antonio, TX 78291-0269

Phone: (210) 829-9000

Fax: (210) 829-9403

www.harte-hanks.com

FOR IMMEDIATE RELEASE	Media & Financial Contact: Dean Blythe
January 2, 2008	(210) 829-9138
dblythe@harte-hanks.com

HARTE-HANKS ANNOUNCES APPOINTMENT OF DOUG SHEPARD AS

CHIEF FINANCIAL OFFICER

SAN ANTONIO, TX – Harte-Hanks, Inc. (NYSE:HHS) today announced that Doug Shepard has joined the company as Executive Vice President and Chief Financial Officer, effective December 31, 2007. Shepard will be located at the company’s San Antonio, Texas corporate headquarters.

Shepard most recently served as Chief Financial Officer and Treasurer of HVHC Inc., the vision holding company of health-care provider Highmark, and as Executive Vice President, Chief Financial Officer, Treasurer and Secretary of Eye Care Centers of America, Inc., which is owned by HVHC. Shepard joined Eye Care Centers of America in March 1995. Prior to his employment with Eye Care Centers of America, Shepard worked for a publicly traded restaurant company and for Deloitte & Touche, LLP.

Dean Blythe, President of Harte-Hanks, said, “Doug has proven leadership experience in developing and executing financial and strategic business plans. He was instrumental not only in guiding Eye Care Centers of America through three ownership changes, but in more than tripling its revenue through both organic growth and acquisition. Doug also has significant experience with the investment community. We are very excited to have Doug join our executive team and look forward to his significant contributions to our company.”

Shepard earned his B.S. from Trinity University, San Antonio, TX.

Blythe was previously serving as Chief Financial Officer on an interim basis pending the company’s appointment of a successor to that position.

About Harte-Hanks

Harte-Hanks, Inc. is a worldwide, direct and targeted marketing company that provides direct marketing services and shopper advertising opportunities to a wide range of local, regional, national and international consumer and business-to-business marketers. Harte-Hanks Direct

Marketing improves return on its clients’ marketing investment by increasing their prospect and customer value – a process of “customer optimization” – organized around five strategic considerations: Information (data collection/management) – Opportunity (data access/utilization) – Insight (data analysis/interpretation – Engagement (knowledge application) – Interaction (program execution). Expert in integrating this process, Harte-Hanks Direct Marketing is highly skilled at tailoring solutions for each of the vertical markets it serves. Harte-Hanks Shoppers is North America’s largest owner, operator and distributor of shopper publications, with shoppers that are zoned into more than 1,000 separate editions with approximately 13 million circulation each week in California and Florida. PennySaverUSA.com, the Web site of Harte-Hanks Shoppers, displays the ads published in the print versions of the PennySaver and The Flyer publications, and is a leader in the aggregation of online classified ads from free community papers and shoppers across the country.

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For more information, contact: President Dean Blythe (210) 829-9138 or e-mail at dblythe@harte-hanks.com.

This release and other information about Harte-Hanks can be found on the World Wide Web at http://www.harte-hanks.com.